Exhibit (j)(2)

Execution Copy

CUSTODY CONTROL AGREEMENT

THIS CUSTODY CONTROL AGREEMENT (this “Agreement”), dated as of January 4, 2022, is by and among OAKTREE DIVERSIFIED INCOME FUND INC., a Maryland corporation registered as a non-diversified closed-end management investment company under the Investment Company Act of 1940 (the “Company”), SUMITOMO MITSUI BANKING CORPORATION, as lender under the Credit Agreement referred to below (in such capacity, the “Lender”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

WHEREAS, the Company and Custodian are parties to a certain Custody Agreement dated as of November 1, 2021 (the “Custody Agreement”), pursuant to which the Company has appointed the Custodian to establish the custody account and, subject to the conditions in Section 2 herein, a separate segregated collateral account in the name of the Company for the benefit of the Lender, identified on Exhibit B (together, the “Custody Account”), and to act as its custodian for its securities and other agreed upon assets (the “Custodial Services”);

WHEREAS, pursuant to a certain Loan and Security Agreement (as amended, amended and restated, or otherwise modified from time to time, the “Credit Agreement”), dated as of December 31, 2021, by and among the Company and the Lender, the Lender has, subject to the terms thereof, agreed to extend credit to the Company, and the Company has granted a security interest in the Collateral (as such term is defined in the Credit Agreement) in favor of the Lender; and

WHEREAS, the Company, the Lender and, at the request of the Company, the Custodian are entering into this Agreement to perfect the security interest of the Lender in the Custody Account or all property therein. It is understood that the Custodian has no responsibility with respect to the creation, validity or perfection of the security interest otherwise than to act in accordance with the express terms of this Agreement. Accordingly, the parties hereto hereby agree as follows:

1.          Definitions. As used herein, (i) “UCC” means the Uniform Commercial Code as in effect in the State of New York and (ii) the terms “entitlement order”, “financial asset”, “securities account”, “securities intermediary”, “security certificate” and “security entitlement” have the respective meanings attributed thereto in Article 8 of the UCC, and the terms “bank” and “deposit account” have the meanings attributed thereto in Article 9 of the UCC. “ Business day” shall be any day other than a Saturday, Sunday or other day on which the Custodian is or is authorized or required by law to be closed.

2.          The Segregated Collateral Account. The parties hereto hereby acknowledge and agree that (i)  the Custodian has established a segregated collateral account as contemplated in the recitals above solely for the purposes of transferring assets to the Lender following the delivery of a Sole Control Notice (defined below) by the Lender to the Custodian, (ii) the establishment of such account is for the administrative ease of the Custodian, and is not intended in any way to limit the scope of the Lender’s Collateral, which includes the entirety of the Custody Account and all assets held therein or credited thereto from time to time, and shall at no time, including, without limitation, following the transfer of any assets to such segregated collateral account by the Custodian, operate to limit the scope of the Lender’s Collateral, and (iii) unless otherwise agreed between the parties, the Custodian shall not transfer any Collateral into the segregated collateral account unless an Event of Default (as defined under the Credit Agreement) occurs and continues, the Custodian receives a Sole Control Notice from the Lender and such transfer is made pursuant to the instructions therein.

3.          The Custody Account. The Custodian hereby confirms that (i) the Custody Account has been established and is maintained with the Custodian on its books and records and that Exhibit B attached hereto is a list of the Custody Account, (ii) all assets held in or credited to the Custody Account (including cash) shall be treated as financial assets, (iii) the Custody Account consists of a securities account with respect to all assets (including cash) held in or credited to the Custody Account and the Custodian is a “securities intermediary” with respect to the securities account, (iv) to the extent the Custody Account is deemed to be a deposit account with respect to cash held in or credited therein, the Custodian shall be a “bank” with respect to the deposit account, and (v) the Custody Account is an account to which financial assets or cash are or may be credited. The Company on and as of the Closing Date (as such date is defined under the Credit Agreement) hereby represents and warrants to the Custodian and Lender that all collateral and deposits in the Custody Account, including amounts received by the Custodian for credit to the Custody Account, are subject to the security interest and control pursuant to the Credit Agreement and this Agreement in favor of the Lender, subject to any permitted lien. The Custodian agrees that each item of property (whether cash or any security, instrument, security certificate, obligation, share, participation, interest or other property) at any time held in the Custody Account shall be treated as a financial asset, provided, however, nothing herein shall require the Custodian to credit to the Custody Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or, in the case of such general intangible only, to “maintain” a sufficient quantity thereof (within the meaning of Section 8-504 of the UCC).

4.          Control. The Custodian hereby agrees to treat the Lender as entitled to exercise all the rights that comprise the financial assets and cash credited to the Custody Account and agrees to comply with all withdrawal, payment, transfer, substitution or other fund disposition or other instructions and entitlement orders delivered by the Lender to the Custodian concerning the Custody Account (collectively, “instructions”) subject to, prior to the Effective Time (as defined below), the prior written consent of the Company. Prior to the Effective Time (as defined below), the Company and any other Authorized Person (as defined in the Custody Agreement) shall be entitled to give instructions pursuant to the Custody Agreement concerning the Custody Account, without the prior or further consent of the Lender, provided that neither the Company nor any other Authorized Person may terminate the Custody Account without the prior consent of the Lender, such consent not to be unreasonably withheld. Further, unless and until the Custodian has received and had a reasonable opportunity to act upon a Sole Control Notice (as defined below) the Company, and any Authorized Person, to the extent permitted by the Custody Agreement, may operate and transact business through the Custody Account in its normal fashion, including making withdrawals, payments, transfers, or substitutions in and with respect to the Custody Account, and taking all other actions with respect to the Custody Account or entitlement orders with respect thereto without the prior consent of the Lender and all in accordance with the terms of the Custody Agreement, provided that neither the Company nor any Authorized Person may terminate the Custody Account without the prior consent of the Lender, such consent not to be unreasonably withheld. For the purposes of the foregoing, “reasonable opportunity” shall not exceed three (3) hours from the Custodian’s receipt of the Sole Control Notice. From and after the Effective Time (as defined below), neither the Company nor any other Authorized Person shall have the right or ability to access or receive or withdraw or transfer financial assets or cash from, or to give other instructions concerning, the Custody Account until such time as the Lender shall have notified the Custodian in writing of the withdrawal of a Sole Control Notice and instructed the Custodian to resume honoring instructions which the Company or any Authorized Person is entitled to give under the Custody Agreement.

For purposes hereof, the “ Effective Time” shall be the Business Day next succeeding the Business Day on which a notice purporting to be signed by an authorized person of the Lender, as set out in Exhibit C in substantially the same form of Exhibit D, attached hereto, with a copy of this Agreement attached thereto (a “Sole Control Notice”), is received by a Trust Officer (as defined below) of the Custodian at the address identified in Exhibit A or at such other address provided in writing by the Custodian to the Lender and the Company.

As used in the preceding paragraph, “Trust Officer” means any officer of the Custodian authorized to act for and on behalf of the Custodian, including any vice president, assistant vice president or any other officer of the Custodian responsible for the administration of this Agreement.

Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving the Custody Account duly commenced by the Custodian or an affiliate prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement, except to the extent due to the Custodian’s (or affiliate’s, as applicable) bad faith, willful misconduct or gross negligence; and (ii) the Custodian and/or any affiliate may (at its good faith and commercially reasonable discretion) (x) cease honoring the instructions of the Company, or any other Authorized Person and/or commence honoring solely the Lender’s instructions in accordance with this Agreement and substantially complies with the form attached hereto as Exhibit D concerning the Custody Account (including, without limitation, amounts received by the Custodian for credit to the Custody Account) at any time or from time to time after it receives from the Lender a Sole Control Notice but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in the foregoing clause (i)), or (y) deem a Sole Control Notice to be received by it for purposes of the foregoing paragraph prior to the specified individual’s actual receipt if otherwise actually received by the Custodian (or if such Sole Control Notice contains minor mistakes or other irregularities but otherwise substantially complies with the form attached hereto as Exhibit D or does not attach an appropriate copy of this Agreement), with no liability whatsoever to the Company or any other party for doing so.

5.            Effect upon Custody Agreement. This Agreement supplements, rather than replaces, the Custody Agreement, which will continue to apply to the Custody Account and the Custodial Services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). On or prior to the date hereof, the Lender shall provide the Custodian with such standard account documentation as the Custodian may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of the Lender, as the Lender may amend or supplement from time to time the documentation providing the identity and authority of the individuals issuing instructions on behalf of the Lender by notice to the Custodian. The Lender may request the Custodian to provide other services (such as automatic daily transfers) with respect to the Custody Account on or after the Effective Time, provided that if such services are not authorized or otherwise covered under the Custody Agreement, the Custodian’s decision to provide any such services shall be made in its sole good faith and commercially reasonable discretion (including without limitation being subject to the Company and/or the Lender executing any such documentation pertaining to such services or other documentation as the Custodian may require in connection therewith). The Company agrees that all rights and protections contained in the Custody Agreement for the benefit of the Custodian shall apply to the Custodian under this Agreement.

6.            Representations, Warranties and Covenants of Custodian. The Custodian represents and warrants to and agrees with the Lender as follows:

(i)          The Custody Account will be maintained in the manner set forth in the Custody Agreement subject to the provisions hereof until termination of this Agreement.

(ii)          The Custodian has no actual knowledge of any claim to or interest in the Custody Account, other than the interests therein of the Lender and the Company. If the Custodian is notified in writing by any person or entity that such person or entity asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Custody Account, the Custodian will notify the Lender and the Company promptly thereof and the Custodian shall not act on any such writing without the consent of the Company.

7.          Acknowledgement. The Custodian hereby acknowledges the security interest in the Custody Account, the cash and other assets therein, and the amounts received by the Custodian for credit to such Custody Account granted to the Lender by the Company.

8.          No Implied Duties or Responsibilities. Notwithstanding anything to the contrary in this Agreement: and except to the extent due to the Custodian’s bad faith, willful misconduct or gross negligence: (1) the Custodian shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be a Lender, bailee or fiduciary for any party hereto; (ii) the Custodian shall be fully protected in acting or refraining from acting in good faith and in a commercially reasonable manner without investigation on any notice (including without limitation a Sole Control Notice), instruction or request reasonably purportedly furnished to it by the Company or the Lender in accordance with the terms hereof, in which case the parties hereto agree that the Custodian has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that the Custodian has no knowledge of (and is not required to know) the terms and provisions of the Credit Agreement or any other related documentation or whether any actions by the Lender (including without limitation the sending of a Sole Control Notice), the Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) the Custodian may conclusively rely on any notice (including, without limitation, a Sole Control Notice), direction, certificate or other document (including without limitation, electronically transmitted instructions, documents or information) furnished to it hereunder by the Lender; (v) the Custodian shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own bad faith, willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); (vi) neither party hereunder shall be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond the Custodian’s reasonable control; and (vii) the Custodian shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement or the Custody Agreement at the request or direction of the Company or Lender pursuant to this Agreement unless such Company or Lender shall have offered to the Custodian reasonable security or indemnity against all reasonable costs and expenses and liabilities actually incurred by it in compliance with such request or direction.

9.          Indemnification of Custodian. The Company hereby agrees to indemnify, defend and save harmless the Custodian and its directors, officers, employees and agents against any liabilities, obligations, losses, damages, actions, judgments, suits, and reasonable costs and expenses (including reasonable external attorneys’ fees and expenses) whether brought by or involving any third party, the Lender or the Company (collectively, the “ Losses”) incurred in connection with this Agreement or the Custody Account (except to the extent due to the Custodian’s bad faith, willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred at the direction of the Company or the Lender. Notwithstanding any provision to the contrary contained herein, in no event shall any party be liable under this Agreement for indirect, special, punitive or consequential damages.

10.        Termination. The rights and powers granted herein to the Lender have been granted in order to perfect its security interests in the Custody Account are powers coupled with an interest and are not intended to be affected by the bankruptcy of the Company or the lapse of time. The Custodian may terminate this Agreement in its good faith and commercially reasonable discretion upon the sending of at least ninety (90) days’ advance written notice to the other parties hereto; provided, however, that any Custody Account which have not been released by the Lender at or prior to the time of termination shall be transferred to a successor custodian designated by the Company and reasonably acceptable to the Lender. If no successor custodian is named by the Company or the Lender, the Custodian may apply to a court of competent jurisdiction for appointment of a successor custodian. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 7 and 8 above shall survive for up to two (2) years following any such termination.

11.       Securities Intermediary’s Jurisdiction. The parties agree that the securities intermediary’s jurisdiction (within the meaning of Article 8 of the UCC) with respect to the Custody Account and of the transactions contemplated hereby is the State of New York. The parties hereto further agree that the bank’s jurisdiction (within the meaning of Article 9 of the UCC) is the State of New York. As of the date hereof, there are no other agreements entered into between the Custodian and the Company with respect to the Custody Account except for this Agreement and the Custody Agreement (collectively, the “Account Agreements ”). In the case of any conflict between the terms of any such Account Agreement and this Agreement, this Agreement shall control. Custodian acknowledges that as of the date hereof, Custodian has an office in a state of the United States of America.

12.        Lien. All fees, expenses or other amounts that may be owing to Custodian from time to time pursuant to the terms hereof or of the Custody Agreement (“Obligations to US Bank”) shall be secured by any lien, encumbrance and other rights that Custodian may have, and be subject to any rights of set-off, offset, deduction, recoupment or other similar right that Custodian may have, under the Custody Agreement or Applicable Law; and Custodian shall be entitled to exercise such rights and interests against the Pledged Collateral and Custody Account in accordance with the terms of the Custody Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Custody Agreement, the parties hereto agree that Custodian has no security interest, encumbrance or other lien on, and no right of set-off, offset, deduction, recoupment or other similar right with respect to, the Pledged Collateral or the Custody Account securing any Debt. “Debt” means, with respect to any Person, (a) except to the extent otherwise provided in clause (b) below, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (vi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (vii) all net payment obligations, contingent or otherwise, of such Person under swap or other hedging agreements, and (viii) all guarantees by such Person of any of the foregoing, and (b) notwithstanding anything to the contrary contained in clause (a) above, the term Debt shall not include, to the extent otherwise included therein but for this clause (b), any indebtedness (1) incurred for the purposes of clearing and settling purchases and sales of securities (which shall be deemed to include indebtedness in respect of foreign exchange transactions that are integral to the clearing and settlement of securities), or (2) up to an aggregate amount not to exceed $500,000 at any one time outstanding under this clause (2), (I) for temporary or emergency purposes or (II) related to any foreign exchange transactions. The Lender agrees that any lien Custodian has on the Pledged Collateral, subject to the exclusions and other limitations set forth in this Section 11, shall be a first and prior lien.

13.        Communication. The Custodian will provide to Lender a copy of a statement of the Custody Account(s) on each business day through the Custodian’s secured web-site which will keep a record of all pledges, deliveries, releases or substitutions of Collateral effected hereunder; Information regarding the account shall be up to date on such secured web-site within one business day of any such pledge, delivery, release or substitution of Collateral.

14.        Miscellaneous. This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed and delivered by the parties hereto; and (iii) shall be governed by and construed in accordance with the law of the State of New York. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Custody Account or this Agreement. All notices under this Agreement shall be in writing and sent (including via email) to the parties hereto at their respective addresses or email address set forth below in Exhibit A (or to such other address or email address as any such party shall designate in writing to the other parties from time to time). No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all parties hereto. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

OAKTREE DIVERSIFIED INCOME FUND INC.

By:	/s/ Brian Hurley

Name:	Brian Hurley

Title:	General Counsel

SUMITOMO MITSUI BANKING CORPORATION

By:

Name:

Title:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title:

EXHIBIT A

ADDRESS FOR NOTICES

Company

Oaktree Diversified Income Fund Inc.
c/o Oaktree Capital Management, L.P.
333 South Grand Ave., 28th Floor
Los Angeles, CA 90071

Lender

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Shane Klein

Facsimile: No.: 212-224-4384

Custodian

U.S. Bank N.A.

U.S. Bank Tower

425 Walnut Street, Cincinnati,

OH 45202 | CN-OH-W6TC

Attn: Global Fund Custody Support Services

Phone: 513.632.2443

Fax: 844.206.1025

EXHIBIT B

CUSTODY ACCOUNT

Custody Account Name	Custody Account Number

EXHIBIT C

[to be placed on Lender letterhead]

CUSTODY CONTROL AGREEMENT

SOLE CONTROL NOTICE

                                                                       _______ __, 20__

U.S. Bank National Association Corporate Trust Services

One Federal Street, 3rd Floor Boston, MA 02110

Attention: Global Corporate Trust Services – Lindsey Lessard

Email: lindsey.lessard@usbank.com

Re:	CUSTODY CONTROL AGREEMENT dated as of January 4, 2022 (the “Agreement”), by and among Oaktree Diversified Income Fund Inc. (the “Company”), Sumitomo Mitsui Banking Corporation, as lender under the Credit Agreement referred to therein (in such capacity, the “Lender”) and U.S. Bank National Association, as custodian (in such capacity, the “Custodian”)

Ladies and Gentlemen:

This constitutes a Sole Control Notice with respect to the Company as referred to in paragraph 3 of the Agreement, a copy of which is attached hereto.

You are instructed not to accept any instructions with respect to the above-referenced Custody Account from any person other than the undersigned unless otherwise ordered by a court of competent jurisdiction.

Sumitomo Mitsui Banking Corporation, as Lender

By:
Signature

Name

Title: